UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (D) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 21, 2004

JED Oil Inc.

(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	333-111435 (Commission File Number)	n/a (IRS employer identification no.)
Suite 2600, 500 – 4th Avenue S.W. Calgary, Alberta, Canada	T2P 2V6
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(403) 537-3250
(403) 294-1197 (fax)

Item 5.02 (b) Departure of Directors or Principal Officers

Reg Greenslade, our Chairman and Chief Executive Officer since September 2003, resigned as Chief Executive Officer effective November 8, 2004. He will continue with JED as our Chairman of the Board.

Item 5.02 (c) Appointment of Principal Officers

Thomas J. Jacobsen.

Thomas J. Jacobsen has been our President, Chief Operating Officer and director since September 2003. Effective November 8, 2004 he will resign as President and Chief Operating Officer and will assume the position of Chief Executive Officer vacated by Mr. Greenslade.

Mr. Jacobsen’s business experience other than at JED is as follows. He has been the Chairman or JMG Exploration, Inc., our affiliate, since August 2004. Mr. Jacobsen joined Westlinks Resources Ltd., a predecessor of Enterra Energy Trust, as a director in February 1999, and was appointed Executive Vice President, Operations in October 1999. In October 2000, he resigned from this position and was appointed Vice Chairman of the Board of Directors. Mr. Jacobsen became Enterra’s Chief Operating Officer in February 2002 and served in that position until November 2003. Mr. Jacobsen has more than 40 years experience in the oil and gas industry in Alberta and Saskatchewan including serving as President, Chief Operating Officer and a director of Empire Petroleum Corporation from June 2001 to April 2002, President and Chief Executive Officer of Niaski Environmental Inc. from November, 1996 to February, 1999, President and Chief Executive Officer of International Pedco Energy Corporation from September 1993 to February 1996, and President of International Colin Energy Corporation from October 1987 to June 1993. Mr. Jacobsen served as a director of Rimron Resources Inc., formerly Niaski Environmental Inc. from February 1, 1997 to April 1, 2003. Niaski's proposal to its creditors under the Bankruptcy and Insolvency Act (Canada) was accepted in April 2000 and Niaski was discharged in May 2001.

Al Williams.

Effective November 8, 2004 Mr. Al Williams will assume the responsibilities as our President. Mr. Williams is 52 years old and has been employed since January 2002 as Vice-President and Chief Operating Officer of Endev Energy Inc., a junior oil and gas exploration company based in Calgary, Alberta and listed on the Toronto Stock Exchange.

Prior to joining Endev, Mr. Williams was the Vice-President, Exploration for Allied Oil & Gas Corp. from September 1999 to December 2001. Mr. Williams was Vice-President, Exploration for Edge Energy Inc. from October 1997 to August 1999, exploration manager for Dorset Exploration Ltd. from April 1996 to October 1997 and Vice-President, Exploration for Chancellor Energy Inc. from November 1994 to April 1996. Mr. Williams is a professional geologist who has 25 years experience in the oil and gas industry.

Item 9.01    Financial Statements and Exhibits

(c) Exhibits
Exhibit No.	Description
9.1	Press release issued October 21, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2004	JED Oil Inc. (Registrant)
/s/ Bruce A. Stewart
Bruce A. Stewart Chief Financial Officer (Principal Financial and Accounting Officer)